Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 19, 2023, relating to the financial statements and the financial statement schedule of Vipshop Holdings Limited and the effectiveness of Vipshop Holdings Limited’s internal control over financial reporting appearing in the annual report on Form 20-F of Vipshop Holdings Limited for the year ended December 31, 2022.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu

Certified Public Accountants

Hong Kong

May 22, 2023